EXHIBIT 10.22

PCM, Inc.

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements. Our executive officers participate in executive bonus plans during fiscal year 2015 established by the Compensation Committee of our Board of Directors and adopted by our Board of Directors.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi
Chairman and Chief Executive Officer	$583,000		(1)

Robert J. Miley
President	$400,000		(1)

Brandon H. LaVerne
Chief Financial Officer, Treasurer, Chief Accounting Officer and Assistant Secretary	$346,330		(1)

Robert I. Newton
Executive Vice President, Chief Legal Officer and Secretary	$342,900		(1)

Simon M. Abuyounes
Executive Vice President — IT, Operations and Commercial Sales	$333,375		(1)

(1)  All executives are eligible to participate in our executive bonus plans referenced above.